PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED                             REGISTRATION NO. 333-33460

APRIL 13, 2000)

                           BIOTRANSPLANT INCORPORATED
                        3,962,250 SHARES OF COMMON STOCK

    The information in this prospectus supplement concerning the Selling Stockholders supplements the statements set forth under the caption "Selling Stockholders" in the prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling Stockholders" in the prospectus is supplemented as follows:

                              SELLING STOCKHOLDERS

    We issued 1,215,000 of the shares of common stock covered by this prospectus in a private placement on February 11, 2000. The remaining 2,747,250 shares of common stock, including the 208,153 shares of common stock underlying the warrants set forth below, were issued in private placements at various dates prior to our initial public offering in May 1996. Except as set forth below, none of the selling stockholders has held a position or office with, or has otherwise had a material relationship with us, within the past three years. The following table sets forth, to our knowledge, certain information about the selling stockholders as of February 29, 2000. Beneficial ownership is calculated based on SEC requirements and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The percentage calculated for each selling stockholder is based upon the sum of the "Common Stock" and "Common Stock Issuable Upon Exercise of Warrants" columns.

    We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell all or any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

                                 NUMBER OF SHARES OF COMMON STOCK                      NUMBER OF SHARES OF COMMON STOCK
                               BENEFICIALLY OWNED PRIOR TO OFFERING                    BENEFICIALLY OWNED AFTER OFFERING
                              --------------------------------------                  -----------------------------------
                                        NUMBER              PERCENT                            NUMBER            PERCENT
                              --------------------------   ---------                  ------------------------   --------
                                           COMMON STOCK                 NUMBER OF                COMMON STOCK
                                             ISSUABLE                   SHARES OF                  ISSUABLE
                                COMMON     UPON EXERCISE               COMMON STOCK    COMMON    UPON EXERCISE
NAME OF SELLING STOCKHOLDERS    STOCK       OF WARRANTS                 TO BE SOLD     STOCK      OF WARRANTS
----------------------------  ----------   -------------               ------------   --------   -------------
B&C Investments...........       18,750            0         *             18,750           0          0             0

Samuel E. Bain............       12,500            0         *             12,500           0          0             0

Clearwater Offshore
 Fund Ltd................        62,500            0         *             62,500           0          0             0

Abraham A. Galbut as
 Trustee..................       75,000            0         *             75,000           0          0             0

Carl Goldfischer..........       10,000            0         *             10,000           0          0             0

Leonard J. Gross..........       13,000            0         *             13,000           0          0             0

HealthCare
 Ventures II, L.P. (1)....    1,492,009       78,877         13.5%      1,570,886           0          0             0

                                 NUMBER OF SHARES OF COMMON STOCK                      NUMBER OF SHARES OF COMMON STOCK
                               BENEFICIALLY OWNED PRIOR TO OFFERING                    BENEFICIALLY OWNED AFTER OFFERING
                              --------------------------------------                  -----------------------------------
                                        NUMBER              PERCENT                            NUMBER            PERCENT
                              --------------------------   ---------                  ------------------------   --------
                                           COMMON STOCK                 NUMBER OF                COMMON STOCK
                                             ISSUABLE                   SHARES OF                  ISSUABLE
                                COMMON     UPON EXERCISE               COMMON STOCK    COMMON    UPON EXERCISE
NAME OF SELLING STOCKHOLDERS    STOCK       OF WARRANTS                 TO BE SOLD     STOCK      OF WARRANTS
----------------------------  ----------   -------------               ------------   --------   -------------
HealthCare
 Ventures III, L.P. (1)...      774,834       99,705          7.5%        874,539           0          0             0

HealthCare
 Ventures IV, L.P. (1)....      228,504       29,571          2.2%        258,075           0          0             0

Michael K. Hsu............       10,000            0         *             10,000           0          0             0

Pamela Keld...............       30,000            0         *             30,000           0          0             0

Newcourt Ltd..............      187,500            0          1.6%        187,500           0          0             0

Heesuck Michael Noh.......       42,845            0         *             34,375       8,470          0             *

Steven M. Oliveira........       31,250            0         *             31,250           0          0             0

PHARMA/wHEALTH............      190,000            0          1.6%        190,000           0          0             0

Ramco Enterprises.........       25,000            0         *             25,000           0          0             0

S.A.C Capital
 Associates, LLC.........       375,000            0          3.2%        375,000           0          0             0

Sands Point Partners......       75,000            0         *             75,000           0          0             0

Nathan Shalom.............       22,000            0         *             12,000      10,000          0             *

Joshua B. Stern...........       12,500            0         *             12,500           0          0             0

Trefoil/Garnet Capital
 Partners, L.P...........       488,741            0          4.2%         50,000     438,741          0           3.8%

Albert S. Waxman Family
 Charitable Remainder
 Unitrust.................       31,250            0         *             31,250           0          0             0

David Schiff..............        3,125            0         *              3,125           0          0             0

 * Represents beneficial ownership of less than one percent of our common stock.

(1) William Crouse, a director of BioTransplant, is Vice Chairman of HealthCare Ventures, LLC and a general partner of HealthCare Partners II, L.P., HealthCare Partners III, L.P. and HealthCare Partners IV, L.P., the general partners of HealthCare Ventures II, L.P., HealthCare Ventures III, L.P. and HealthCare Ventures IV, L.P., respectively.

           The date of this Prospectus Supplement is February 8, 2001

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